Exhibit 3.1

ADVANCED ACCELERATOR APPLICATIONS

A limited company with a capital of €6,293,404.10

Registered office: 20, rue Diesel, 01630 Saint Genis Pouilly

BOURG EN BRESSE Trade and Companies Register no. 441 417 110

BY-LAWS

As of January 1, 2015

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SECTION I – LEGAL FORM, PURPOSE, CORPORATE NAME, REGISTERED OFFICE AND DURATION

Article 1 - Legal form of the company

"ADVANCED ACCELERATOR APPLICATIONS" was incorporated in the form of a société à responsabilité limitée (limited liability company) through a private agreement signed on 4 March 2002 in THOIRY, which was registered in BELLEGARDE on 7 March 2002, sheet 92 number 2, and has a capital of €7500.

Its legal form was changed to that of a société anonyme (limited company) by an extraordinary general meeting held on 19 August 2002.

It continues to exist, being owned by the owners of the existing shares and any that may come to be created in the future. It is governed by the laws and regulations in force, and by these Articles of Association.

Article 2 - Purpose

The company's purpose, in France and abroad, is:

-	The sale of products, services and studies in the medical and industrial fields, particle accelerator applications, pharmaceuticals, chemicals, artificial radio-elements and any other similar products.

-	The production, marketing, distribution, transportation, export, importation and sale of radioactive isotopes for industrial and medical applications.

-	The production, marketing, distribution, transportation, export, importation and sale of chemicals, pharmaceuticals and medical products and any other similar products.

-	The production, marketing, distribution, transportation, export, importation and sale of industrial and medical appliances, devices and consumables, and associated services.

-	The company's participation, by any means, directly or indirectly, in any operations that relate to its purpose, by means of the creation of new companies, contributions, subscriptions, the purchase of corporate securities or rights, mergers, or by other means, the creation, acquisition, leasing, or lease-management of any businesses or establishments; registering, acquiring, exploiting or transferring any processes or patents relating to these activities.

-	And, in general, any industrial, commercial, financial, non-commercial or real estate operations, or operations concerning movable assets, that directly or indirectly relate to the company's purpose or to any similar or related purpose.

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Article 3 - Corporate name

The company's corporate name is:

"ADVANCED ACCELERATOR APPLICATIONS".

Its acronym is: AAA.

In all deeds and documents issued by the company and intended for third parties, the corporate name must be stated, immediately preceded or followed by the words "société anonyme" or the letters "S.A.", accompanied by mention of the amount of the share capital.

Article 4 - Registered office

The registered office is established at:

Saint Genis Pouilly (01630) – 20, rue Diesel.

It may be transferred to any other location in the same département or an adjacent département by a decision taken by the Board of Directors, subject to ratification of this decision by the next ordinary general meeting, and transferred anywhere else by a decision taken by a shareholders' extraordinary general meeting.

If transfer of the location of the registered office is decided on by the Board of Directors, it is authorized to amend the Articles of Association and complete the resulting formalities relating to legal notices and filing, on condition that it is indicated that the transfer is subject to the ratification provided for above.

Article 5 - Duration

The company's duration is set at ninety-nine (99) years as from its registration in the Trade and Companies Register, unless it is wound up early or its duration is extended by a decision taken by an extraordinary general meeting.

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SECTION II – SHARE CAPITAL AND SHARES

Article 6 - Share capital

The share capital is set at the sum of SIX MILLION TWO HUNDRED AND NINETY-THREE THOUSAND FOUR HUNDRED AND FOUR EUROS AND TEN CENTIMES (€6,293,404.10), divided into SIXTY-TWO MILLION NINE HUNDRED AND THIRTY-FOUR THOUSAND AND FORTY-ONE (62,934,041) shares with a nominal value of €0.10 each, all fully paid-up and all of the same class.

Article 7 - Increasing, reducing and redeeming the share capital

The share capital may be increased, reduced or redeemed in accordance with the provisions of the legislation in force.

The general meeting may, among other things, decide to reduce the share capital, either by reducing the nominal value of the shares, or by reducing the number of shares.

Article 8 - Form of the shares

The company's shares are registered or bearer shares. The existence of shares results from their registration in the name of the holder(s) in accounts maintained for that purpose by an authorized intermediary duly empowered by the company, under the conditions and in accordance with the procedures provided for by the law.

At the request of any shareholder, a shareholding certificate will be issued to them via the authorized intermediary.

Article 9 - Share transfers

1. All share transfers must take place in accordance with the provisions of the law. All expenses resulting from share transfers will be payable by the transferee. The transmission of shares shall take place by their being transferred from one account to another, in accordance with the procedures stipulated by the legislation and regulations in force.

2. The company's shares are freely transferable.

Article 10 - The rights and obligations attached to shares

1. The rights and obligations attached to each share will remain attached to it regardless of who owns it, and the transfer of a share will include all dividends that are due for payment but have not yet been paid, and all future dividends and also, where applicable, the corresponding share of reserve funds and provisions.

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The ownership of a share entails, ipso facto, approval by the holder of these Articles of Association and an obligation to be bound by decisions taken by shareholders' general meetings.

Except in cases where this conflicts with the provisions of the law, each shareholder has as many voting rights and will have as many votes at general meetings as the number of shares that they hold in respect of which all sums due for payment have been paid. At equal nominal value, each share entitles the holder to one vote.

Each share entitles the holder, in respect of the company's profits and assets and the liquidation profit, to a portion of these that is proportional to the number and nominal value of the shares in existence.

Whenever it is necessary to own several shares or securities in order to exercise any right whatsoever, the shareholders or holders of securities will be personally responsible for grouping together the necessary number of shares or securities.

2. Any natural person or legal entity, acting either alone or in concert, that comes to hold a number of shares representing a proportion of the share capital or voting rights that is equal to or greater than 1% of the share capital or voting rights, or any multiple of this percentage, including any in excess of the declaration thresholds provided for by the legislation and regulations in force, must inform the company of the total number of shares and voting rights that they own, and also inform it of the number of securities giving future access to the capital, and the number of any voting rights that may be attached to these, by means of a letter sent by recorded delivery with return receipt, within a timeframe of ten (10) days as from the time crossing the threshold in question.

This obligation to inform the company also applies whenever a shareholder's holding in the share capital or the voting rights falls below one of the thresholds mentioned in the preceding paragraph.

If not declared in accordance with the provisions of the Articles of Association, shares exceeding the portion which should have been declared will be deprived of their voting right at shareholders' meetings, in accordance with the provisions of the Commercial Code, if, at a meeting, the failure to have made a declaration is noted and one or more shareholders that together hold at least 5% of the share capital request this at this meeting.

Article 11 - Paying for shares

Sums to be paid in payment of cash shares subscribed for on the score of a capital increase will be payable in accordance with the terms decided on by the extraordinary general meeting concerned.

On the occasion of a capital increase, the initial payment cannot be less than one-quarter of the nominal value of the shares plus, where applicable, the whole of the share premium.

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Calls for payment of the balance shall be made by the Board of Directors in one or more stages within a timeframe of five (5) years as from the date of accomplishment of the capital increase.

Sums remaining due in respect of shares to be paid for in cash shall be the subject of calls for payment issued by the Board of Directors, which shall determine the dates and amounts of calls for funds.

Shareholders that do not pay sums due in respect of shares held by them by the due payment date will ipso jure owe the company interest for late payment, calculated daily as from the due payment date and charged at the official interest rate applicable in commercial matters increased by three percentage points, without prejudice to the compulsory enforcement measures provided for by the law.

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SECTION III – ADMINISTRATION OF THE COMPANY

Article 12 - Board of Directors

1. The company shall be administered by a Board of Directors made up of natural persons or legal entities, which shall have between three and eighteen members, that shall be appointed by general meetings.

Legal entities must, at the time of their appointment, appoint a natural person as their permanent representative on the Board of Directors. The duration of the permanent representative's term of office shall be the same as that of the legal entity that they are representing. If a legal entity revokes its permanent representative's appointment, it must replace them immediately. The same provisions will apply in the case of the death or resignation of the permanent representative.

The duration of the term of office of Board members shall be three (3) years, a year being the period which separates two consecutive annual ordinary general meetings. A Board member's term of office will end at the end of the shareholders' ordinary general meeting called to approve the accounts for the previous financial year that is held in the year during which the said Board member's term of office expires.

By way of an exception to this rule, a general meeting may appoint a Board member for a duration of one, two or three years in order to ensure staggered renewal of terms of office.

Board members shall always be eligible for reappointment; they may be removed from office at any time by a decision taken by a shareholders' general meeting.

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If one or more seats on the Board of Directors fall vacant as a result of death or resignation, the Board of Directors may, between two general meetings, make provisional appointments. Board members appointed in replacement of another Board member whose appointed term of office has not yet expired, will only remain in office for the remainder of their predecessor's appointed term of office.

Appointments made by the Board of Directors by virtue of the preceding paragraph will be subject to ratification by the next ordinary general meeting.

If an appointment is not ratified, prior decisions and actions taken by the Board will nonetheless remain valid.

When the number of Board members falls below the legal minimum, the remaining Board members must immediately convene an ordinary general meeting with a view to appointing new Board members.

No natural person who has attained the age of seventy (70) can be appointed as a member of the Board of Directors if their appointment would result in more than one-third of the members of the Board's being aged 70 or more. If, during a Board member's term of office, the number of members of the Board of Directors aged seventy (70) or older becomes more than one-third of the members of the Board, the oldest member of the Board of Directors who has not held a General Management position within the company shall be deemed to have resigned at the end of the next ordinary general meeting following the occurrence of this event.

2. The Board of Directors shall elect a Chairman from among its members, whose remuneration it shall determine. The Chairman, who must be a natural person, shall be appointed for a duration which cannot extend beyond their term of office as a Board member. They shall be eligible for reappointment.

The Board of Directors may be removed from office at any time. Any conflicting provision will be deemed to have not been written.

The Chairman must not have attained the age of seventy (70). When they reach this age, they will automatically be deemed to have resigned. Their term of office will continue however until the next Board of Directors' meeting, during which their successor will be appointed. Subject to this provision, the Chairman of the Board shall always be eligible for reappointment.

The Board of Directors shall appoint from among its members a Board member to be responsible for standing in for the Chairman in the event of their absence, their being temporary unable to fulfil their duties, their resignation or death, or the non-renewal of their appointment. If the Chairman is temporary unable to fulfil their duties, they will stand in for them solely for the duration of this situation; in the other cases, they will stand in for the Chairman until the election of a new Chairman.

3. The Chairman of the Board of Directors organizes and directs the Board's work, and gives an account thereof to general meetings. They ensure the satisfactory operation of the company's various bodies, and in particular ensure that the Board members are in a position to fulfil their mission.

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Article 13 - Decisions taken by the Board of Directors

The Board of Directors shall meet at Board meetings convened by the Chairman as often as the interests of the company renders this necessary. They will be held at the registered office or at the place indicated in the notice of meeting. Meetings shall be convened by any means, even verbally, three (3) days in advance; they may also take place without delay if all the Board members agree to this.

Meetings of the Board of Directors shall be chaired by the Chairman of the Board of Directors. If the Chairman is absent, the Board of Directors shall appoint, for each meeting, one of its members to chair the meeting; if the votes cast to appoint the chairman of the meeting are tied, the meeting shall be chaired by the oldest of the Board members voted for.

If no Board meeting has been held for over two (2) months, at least one-third (1/3) of the members of the Board of Directors may request the Chairman to convene a meeting with a predetermined agenda. The Managing Director may also request the Chairman to convene a Board of Directors' meeting with a predetermined agenda. The Chairman will be obliged to accede to such requests.

If a Works Council exists, its representatives, who shall be appointed in accordance with the provisions of the Labour Code, must be invited to attend all Board of Directors' meetings.

An attendance register shall be kept, and minutes shall be drawn up after each meeting.

Board meetings can only take valid decisions if at least half the members of the Board of Directors are present.

Decisions shall be taken by a majority vote of the members present or represented. In the case of a tied vote, the Chairman will not have a casting vote.

Internal rules adopted by the Board of Directors may, among other things, stipulate that when calculating the quorum and majority, Board members that attend Board meetings by video conferencing or telecommunication means that are compliant with the regulations in force will be deemed to be present.

Any Board member may, even by letter, telegram or fax, give a proxy to another Board member to represent them at a Board meeting, but no Board member may hold more than one proxy at a meeting.

Copies of or excerpts from the minutes of Board of Directors' meetings shall be validly certified as being true copies by the Chairman of the Board of Directors, the Managing Director, the Deputy Managing Directors, the Managing Director temporarily assuming the duties of the Chairman, or a person who has been empowered for that purpose.

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Board members, and anyone attending Board of Directors' meetings, will be obliged to maintain discretion vis-à-vis information of a confidential nature presented as such during a Board meeting.

Article 14 - The Board of Directors' powers

The Board of Directors shall determine the orientations of the company's activity and ensure their implementation. Subject to the powers expressly attributed by law to shareholders' meetings, and within the limits of the company's purpose, it shall deal with all questions concerning the satisfactory running of the company, and through its decisions rule on company matters.

In its relations with third parties, the company is bound by all actions taken by the Board of Directors, even if they do not come within the scope of the company's purpose, unless it can prove that the third party concerned knew that the action in question lay outwith this scope or could not be unaware of it under the circumstances, mere publication of the Articles of Association being insufficient to constitute such proof.

The Board of Directors shall carry out the checks and verifications that it deems appropriate. Each Board member shall receive all the information necessary for them to fulfil their mission, and may have any documents that they deem of utility communicated to them.

The Board shall appoint an Audit Committee, which will act under its responsibility and be responsible for ensuring the follow-up of questions relating to the drawing up and auditing of accounting and financial information, within the limits stipulated by the law. Its mission shall be defined more specifically by the Charter governing it.

The Board may appoint one or more other committees to be responsible for studying questions that the Board or the Chairman refers to them.

In addition, the Board of Directors shall exercise the special powers granted to it by the law.

Article 15 - Method of ensuring the general management of the company

In accordance with the legislation in force, the general management of the company shall be assumed, under their responsibility, either by the Chairman of the Board of Directors, or by another natural person appointed by the Board of Directors, who shall have the title of Managing Director.

The Board of Directors shall choose between these two methods of ensuring the company's general management by a majority vote cast by the Board members present or represented at the time of each appointment of the Chairman of the Board of Directors or the Managing Director or renewal of their appointment. The Board of Directors must inform the shareholders and third parties of their choice in accordance with the legislation in force.

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Changing the method of ensuring the company's general management will not lead to amendment of the Articles of Association.

When the general management of the company is ensured by the Chairman, legislative and regulatory provisions and the provisions of the Article of Association relating to the Managing Director will be applicable to them. They shall have the title of Chairman and Managing Director.

Article 16 - General Management

The Board of Directors shall appoint, either from among its members or outwith them, a Managing Director, who must be a natural person aged under seventy (70). The Managing Director shall have the widest possible powers to act in all circumstances in the name of the company.

They shall exercise their powers within the limits of the company's purpose and subject to the powers that the law expressly attributes to shareholders' meetings and to the Board of Directors. They represent the company in its relations with third parties. The company will be bound even by actions taken by the Managing Director that lie outwith the scope of the company's purpose, unless the company can prove that the third party concerned knew that the action in question lay outwith this scope or could not be unaware of it under the circumstances, mere publication of the Articles of Association being insufficient to constitute such proof.

Decisions taken by the Board of Directors that limit the powers of the Managing Director will not enforceable on third parties.

At the suggestion of the Managing Director, the Board of Directors may appoint one or more natural persons to be responsible for assisting the Managing Director, who shall have the title of Deputy Managing Director. The number of Deputy Managing Directors cannot exceed five.

The Deputy Managing Directors must be aged under seventy (70). In agreement with the Managing Director, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Managing Director(s). Vis-à-vis third parties, the Deputy Managing Directors shall have the same powers as the Managing Director.

The Managing Director may be removed from office at any time by the Board of Directors. The same applies, at the proposal of the Managing Director, to Deputy Managing Directors. If removal from office is decided on without any valid reason(s) for this, this may result in damages being due, except when the Managing Director is also the Chairman of the Board of Directors.

If the Managing Director ceases to perform or is prevented from performing their duties, the Deputy Managing Directors shall retain their tasks, duties and responsibilities until the appointment of the new Managing Director, unless decided otherwise by the Board.

The Board of Directors shall determine the remuneration of the Managing Director and the Deputy Managing Directors.

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Article 17 - Panel of observers

An ordinary general meeting may, at the proposal of the Board of Directors, appoint observers. The Board of Directors may also appoint observers directly, in which case their appointment will be subject to ratification by the next general meeting.

The observers, whose number cannot exceed two, shall constitute a panel.

They shall be appointed for a period of four (4) years, their appointment coming to an end at the end of the shareholders' ordinary general meeting called to approve the accounts for the preceding financial year. They shall be eligible for reappointment. They shall be removed from office further to a decision taken by an ordinary general meeting.

The panel of observers will study questions that the Board of Directors or its Chairman submits to them for its opinion. The observers will attend Board of Directors' meetings and take part in discussions in an advisory capacity only, without however its being possible for their absence to affect the validity of decisions taken.

They shall be invited to attend Board of Directors' meetings under the same conditions as Board members.

The Board of Directors may remunerate the observers by deducting their remuneration from the directors' fees allocated to the Board members by the general meeting.

Article 18 - Agreements subject to approval

1. Sureties, endorsements and guarantees granted by the company must be authorized by the Board of Directors in accordance with the provisions of the legislation in force.

2. Any agreement concluded directly or via an intermediary between the company and its Managing Director, one of its Deputy Managing Directors, one of its Board members, one of its shareholders holding more than 10% of the voting rights or, in the case of a corporate shareholder, the company controlling it within the meaning of Article L. 233-3 of the Commercial Code, must be submitted to the Board of Directors for prior approval.

The same applies to agreements in which one of the persons listed in the preceding paragraph has an indirect interest.

Also subject to prior approval are agreements concluded between the company and another company or firm, if the Managing Director, one of the Deputy Managing Directors or one of the Board members of the company is its owner, a partner with unlimited liability, its manager, a board member, a member of the Supervisory Board or, in general, the head of the company or firm in question.

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When the Board of Directors gives its prior approval to an agreement it shall state the reasons motivating its approval, indicate the company's inherent interest in the agreement, and in particular specify the financial conditions attached to it. This approval shall be granted in accordance with the provisions of the legislation in force.

The above provisions are not applicable to agreements relating to routine operations concluded under normal conditions or agreements concluded between two companies where, directly or indirectly, all the share capital of one of them is held by the other, where applicable after deducting the minimum number of shares required to meet the requirements of Article 1832 of the Civil Code or Articles L. 225-1 and L. 226-1 of the Commercial Code.

3. Agreements previously approved by the Board of Directors which continued to be performed during the previous financial year shall be made the subject of annual examination by the Board of Directors in accordance with the provisions of the legislation in force.

In addition, the report provided for in Article L. 225-102 of the Commercial Code mentions, apart from agreements relating to routine operations concluded under normal conditions, agreements concluded directly or via an intermediary between, on the one hand one of the members of the Management Board or the Supervisory Board, or the Managing Director, one of the Deputy Managing Directors, one of the Board members or one of its shareholders holding more than 10% of the voting rights in a company, and on the other hand, another company that directly or indirectly owns more than half of the share capital of the said company.

Article 19 - Prohibited agreements

[Note: this provision is not obligatory, as it consists of a summary of the law applicable]

Board members that are not legal entities are prohibited from taking out loans from the company in any form whatsoever, or having an overdraft facility granted to them by the company via a current account or otherwise, or having the company endorse or guarantee their commitments towards third parties.

The same prohibition applies to the Managing Director, the Deputy Managing Directors and the permanent representatives of legal entities that are Board members. It also applies to the spouses, lineal ascendants and descendants of the persons provided for in the present article, and any intermediaries.

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SECTION IV – GENERAL MEETINGS

Article 20 - General Meetings

1. Shareholders' meetings shall be convened by the Board of Directors under the conditions stipulated by law and in accordance with the timeframes stipulated by law.

They shall be held at the registered office or in any place designated by the convenor of the meeting, even outside the registered office or the département in which the registered office is located.

2. Each shareholder has the right to participate in general meetings on presentation of proof of their identity and the registration in the company's accounts of their shares, either in their name or in the name of an intermediary registered on their behalf under the conditions and in accordance with the timeframes provided for by the law.

If not present in person at a meeting, shareholders may choose between one of the following three formulas:

-	they may give a proxy to another shareholder or their spouse, or partner with whom they have concluded a civil solidarity pact;

-	they may vote by correspondence; or

-	they may send a proxy form to the company without indicating a proxy holder, in accordance with the provisions of the legislation and regulations in force.

Even if they have been deprived of their right to vote, bare owners of shares always have the right to be present at general meetings.

The Board of Directors may, in accordance with the provisions of the legislation and regulations in force, organize shareholders' attendance and voting at meetings by video conferencing or by another means of telecommunication enabling their identification.

If the company wishes to convene a meeting by electronic telecommunication means instead of by post, they must first obtain the agreement of the shareholders concerned, that shall indicate their email address.

If the Board of Directors decides to exercise this right for a given meeting, the notice of meeting and/or convocation shall mention this decision taken by the Board of Directors. Shareholders participating in meetings by video conferencing or any of the other means of telecommunication provided for above, as decided on by the Board of Directors, shall be considered to be present at meeting when calculating the quorum and the majority.

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Shareholders that use the electronic voting form available on the website set in place by the meeting's centralizing agent within the stipulated timeframes, shall be considered as shareholders that are present or represented at the meeting. The filling in and signing of the electronic form can be carried out directly on this website using a user ID and a password, in accordance with the first sentence of the second paragraph of Article 1316-4 of the Civil Code.

The proxy or vote thus expressed before the meeting by this electronic means, and the acknowledgement of receipt given, will be considered as irrevocable documents enforceable on all, it being specified that if a share transfer has just taken place and the legal timeframe for verifying that the shares have been duly registered in a share account has not yet elapsed, the company will invalidate or modify the proxy or vote expressed before this date and time accordingly.

3. An attendance sheet shall obligatorily be kept at each meeting. The proxies given to shareholders' representatives and, where applicable, postal voting forms, will be appended to this attendance sheet. Minutes shall be drawn up of the proceedings of each meeting.

Meetings shall be chaired by the Chairman of the Board of Directors or, in their absence, by a Board member designated by the Board of Directors.

The officers of each meeting shall comprise a Chairman and two scrutineers. The role of scrutineer shall be filled by the two shareholders present and accepting this role that both personally and as representatives hold the highest number of votes. The meeting's officers shall appoint a secretary to the meeting, who need not be a shareholder.

4. The voting right attached to each share is proportional to the portion of the share capital that it represents.

5. The competence of ordinary, extraordinary and special meetings is as stipulated by the law.

6. Ordinary general meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least one-fifth of the shares with voting rights. If this is not the case a second meeting must be convened. No quorum will be required at this second meeting.

Subject to the derogations provided for in the case of certain capital increases and changes to the company's legal form, extraordinary general meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least one-quarter of the shares with voting rights at the time of the meetings being first convened or, if a meeting has been convened for a second time, own one-fifth of the voting rights.

Special meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least at least one-quarter of the shares with voting rights at the time of the meeting's being first convened or, if a meeting has been convened for a second time, own one-fifth of the voting rights.

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7. Ordinary general meetings take decisions by a majority of the votes held by the shareholders present or represented or that voted by correspondence. Extraordinary general meetings and special meetings take decisions by a two-thirds majority of the votes held by the shareholders present or represented or that voted by correspondence.

8. Copies of or excerpts from the minutes of meetings shall be validly certified by the Chairman of the Board of Directors, a Board member holding the post of Managing Director, or the secretary of the meeting.

Ordinary and extraordinary general meetings will exercise their respective powers in accordance with the provisions of the legislation in force.

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SECTION V – AUDITORS

Article 21 - Auditors

1. Auditing of the company shall be carried out, under the conditions set by the law, by one or more auditors that meet the legal conditions concerning eligibility. When the corresponding legal conditions are met, the company must appoint at least two auditors.

Each auditor shall be appointed by an ordinary general meeting.

An ordinary general meeting shall appoint one or more deputy auditors, whose mission will be to replace the statutory auditors in the event of their refusing to perform their duties or being unable to so, or in the event of their resignation or death.

2. The auditors shall be appointed for a term of office of six (6) years.

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SECTION VI – PROFITS/LOSSES

Article 22 - Financial year

Each of the company's financial years will have a duration of twelve months, which will commence on 1 January and end on 31 December each year.

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Article 23 - Profits – Statutory reserve fund

The profit or loss achieved each financial year consists of the difference between the year's revenues and expenses, after the deduction of depreciation and amortization expenses and provisions.

From the profit for the financial year, less where applicable retained losses, a deduction of at least 5% shall obligatorily be made in order to build up the statutory reserve fund. This deduction will cease to be obligatory once the statutory reserve fund has attained one-tenth of the company's share capital. It will be resumed if for any reason whatsoever the reserve fund falls back below this level.

The distributable profit consists of the profit for the financial year less any losses carried forward and the deduction provided for in the preceding paragraph, plus retained earnings.

The ordinary general meeting, at the proposal of the Board of Directors, may decide that all or part of this distributable profit will be carried forward or allocated to one or more general or special reserve accounts.

Article 24 - Dividends

If the accounts for the financial year, as approved by the general meeting, reveal the existence of a distributable profit, the general meeting may decide to allocate it to one or more reserve funds that the meeting is empowered to make allocations to or use, or carry it forward, or distribute it in the form of dividends.

After having noted the existence of any reserves that it is empowered to make use of, the general meeting may decide to distribute sums taken from these reserves. In this case, the decision must expressly indicate the reserve funds from which these deductions are being made. However, dividends must by priority be taken from the distributable profit for the financial year.

The procedures for the payment of dividends shall be determined by the general meeting or, failing this, by the Board of Directors.

However, the payment of dividends must take place within a maximum timeframe of nine months as from the close of the financial year.

The general meeting voting on approval of the accounts for the financial year may grant each shareholder, in respect of all or part of the dividend being distributed, the option to choose between payment of the dividend in cash or in shares.

Likewise, a decision may be taken to distribute an interim dividend to each shareholder, and in this case, in respect of all or part of the interim dividend being distributed, they may be granted the option to choose between payment of the interim dividend in cash or in shares.

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The offer of payment in shares, the price and the conditions governing the share issue and requests for payment in shares, and the conditions governing the carrying out of a capital increase, will be governed by the legislation and regulations in force.

When a balance sheet drawn up during or at the end of the financial year and certified by the auditor(s) shows that since the close of the preceding financial year, after funding the necessary depreciation and amortization expenses and provisions and after deducting, where applicable, losses carried forward and sums to be posted to the reserves in application of the law or the Articles of Association, and taking into account retained earnings, the company has made a profit, the Board of Directors may decide to distribute an interim dividend before the accounts for the financial year have been approved, and set the amount of this dividend and the date on which it will be distributed. The amount of such interim dividends cannot exceed the amount of the profit defined in the preceding paragraph. In this case, the Board of Directors may not make use of the option described in the above paragraphs.

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SECTION VII – WINDING-UP - LIQUIDATION

Article 25 - Early winding-up

An extraordinary general meeting may, at any time, decide to wind the company up early.

Article 26 - Loss of half of the share capital

If, on account of losses noted in the accounting records, the company's shareholders' equity has fallen to less than half of the share capital, the Chairman must, within four months of approval of the accounts in which these losses were revealed, convene an extraordinary general meeting for the purpose of deciding whether or not the company should be wound up early.

If it is decided not to wind up the company, the share capital must, at the latest by the close of the second financial year following that in which the losses occurred, and subject to compliance with the provisions of the law relating to minimum share capital requirements for companies whose legal form is that of a société anonyme (limited company), be reduced by an amount equal to the losses which it has not been possible to charge to reserves if, within this timeframe, the shareholders' equity has not been brought back up to a level equal to at least half of the share capital.

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If a general meeting is not held, or if this meeting was unable to take a valid decision, any interested party may request the competent court to have the company wound up.

Article 27 - The effects of winding up the company

The company will be in liquidation as from the time when, for any reason whatsoever, its winding-up is decided on. It will retain its status as a legal entity for the requirements of this liquidation until its completion.

Throughout the entire duration of liquidation, general meetings will retain the same powers as they held during the company's existence.

The company's shares will remain negotiable until the liquidation proceedings have been completed.

Winding up of the company will only product its effects in respect of the company's relations with third parties as from the date on which a notice announcing it is published in the Trade and Companies Register.

Article 28 - Appointment of the liquidators - Powers

On the expiry of the company or in the case of its being wound up early, a general meeting will decide on the method of liquidation and appoint one or more liquidators, whose powers it will determine and who will perform their duties in accordance with the provisions of the law. The appointment of the liquidators terminates the appointments of the Board members, the Chairman, the Managing Director and the Deputy Managing Directors.

Article 29 - Liquidation - Closure of the liquidation proceedings

After payment of the company's liabilities, the balance of the assets will firstly be used to pay to the shareholders the amount of their shares' capital that has been paid up and not been redeemed.

The balance, if any, will be shared out between all the shares.

The shareholders shall be convened at the end of the liquidation proceedings to vote on approval of the definitive accounts, grant discharge to the liquidators for their management and revoke their mandate, and record the completion of liquidation.

A notice announcing the completion of the liquidation procedure will be published in accordance with the provisions of the law.

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SECTION VIII – DISPUTES

Article 30 - Disputes

Any disputes that may arise during the company's lifetime or during its liquidation, either between the shareholders and the company, or between the shareholders themselves, relating to the interpretation or performance of these Articles of Association or, in general, concerning company matters, will be subject to the jurisdiction of the competent courts.

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